Exhibit 99.1

Boot Barn Holdings, Inc. Announces Preliminary Third Quarter Results and

Participation in the 2024 ICR Conference

IRVINE, California – January 5, 2024—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced preliminary results for the third quarter of fiscal year 2024 ended December 30, 2023 in advance of its participation in the ICR Conference on Monday, January 8, 2024.

Preliminary Results for the Third Quarter of Fiscal Year 2024

For the third quarter ended December 30, 2023, the Company expects to report:

•	Net sales of $520.4 million, representing growth of 1.1% over the prior year.
•	Same store sales decline of 9.7%, with a retail store same store sales decline of 9.4% and an e-commerce same store sales decline of 11.3%.
•	Net income per diluted share at or above the high end of its previously announced guidance range of $1.79.
•	The Company opened 11 new stores in the third quarter, or 37 stores year-to-date, bringing its total store count to 382.

Jim Conroy, President and Chief Executive Officer, commented “Our third quarter played out largely as we expected with new store sales offsetting a decline in same store sales as we cycled outsized comp growth in prior years. We opened 11 new stores in the quarter, contributing to a 1.1% growth in total net sales. This modest sales growth combined with discipline around promotions and strong expense control drove an increase in earnings per share compared to last year.

The performance in the quarter demonstrates the power of the Boot Barn model where multiple levers can work in tandem to drive earnings growth. Additionally, our average store revenue continues to far exceed pre-pandemic sales levels despite the reduction in comparable store sales. I am proud of the Boot Barn team for excellent execution and look forward to the new calendar year and our fourth fiscal quarter.”

The foregoing expected results are preliminary and remain subject to the completion of normal quarter-end accounting procedures and closing adjustments. The Company currently plans to report third quarter results on January 31, 2024, at which time it will also provide fourth quarter guidance.

2024 ICR Conference

The Company will be presenting at the 2024 ICR Conference on Monday, January 8, 2024 at 2:30 pm Eastern Standard Time. The slide presentation is available on the “Events & Presentations” section at http://investor.bootbarn.com. The presentation will be webcast live over the internet and can also be accessed at http://investor.bootbarn.com. An online archive will be available for a period of 90 days following the presentation.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 382 stores in 44 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com